Exhibit 99.1

AvComm and Wireless Businesses
Combined Financial Statements for the year ended
31 December 2017

Report of Independent Auditors

To the Directors
Cobham plc
Brook Road
Wimborne
Dorset
BH21 2BJ

We have audited the accompanying combined financial statements of the AvComm and Wireless Test and Measurement Business, which comprise the combined balance sheet as of December 31, 2017, and the related combined income statement, combined statement of comprehensive income, combined statement of changes in net parent investment and combined cash flow statement for the year then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the AvComm and Wireless Test and Measurement Business as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of matter

As discussed in Note 1, the accompanying financial statements do not include comparative figures for the prior year as required by IAS 1 “Presentation of Financial Statements”. In our opinion, inclusion of comparative figures is necessary to obtain a proper understanding of the current period’s financial statements. No comparative information has been presented in these financial statements as no comparatives are required under SEC Rule 3-05 of Regulation S-X.

/s/ PricewaterhouseCoopers LLP
London
United Kingdom
10 May 2018

Combined Balance Sheet
As of 31 December 2017

£000s	Note	2017
Assets
Non-current assets:
Intangible assets	9	88,077
Property, plant and equipment	10	18,344
Investment properties	11	639
Trade and other receivables	14	308
Deferred tax	6	4,473
		111,841
Current assets:
Inventories	12	20,008
Trade and other receivables	14	59,968
Current tax receivables		2,679
Derivative financial instruments	19	7
Cash and cash equivalents		94,787
Assets classified as held for sale	15	2,839
		180,288
Liabilities
Current liabilities:
Borrowings	16	(21,109)
Trade and other payables	17	(77,082)
Provisions	18	(810)
Current tax liabilities		(481)
Derivative financial instruments	19	(15)
Liabilities associated with assets classified as held for sale	15	(995)
		(100,492)
Non-current liabilities:
Borrowings	16	(174)
Trade and other payables	17	(2,331)
Provisions	18	(209)
Deferred tax	6	(6,973)
Retirement benefit obligations	25	(1,299)
		(10,986)

Net assets		180,651

Net parent investment		180,651

Combined Income Statement
For the year ended 31 December 2017

£000s	Note	2017
Revenue	2	173,068
Cost of sales	3	(105,368)
Gross profit		67,700
Other income	5	22,352
Operating costs	3	(100,790)
Reversal of impairment	9	31,800
Operating profit		21,062
Finance income	4	79
Finance costs	4	(466)
Profit before taxation		20,675
Taxation	6	(4,580)
Profit after taxation for the year		16,095

Combined Statement of Comprehensive Income
For the year ended 31 December 2017

£000s	Note	2017
Profit after taxation for the year		16,095

Items that will not subsequently be reclassified to profit or loss:
Remeasurements of defined benefit retirement benefit obligations	25	103

Items that may subsequently be reclassified to profit or loss:
Net translation differences on investments in overseas subsidiaries		(7,469)
Other comprehensive expense		(7,366)

Total comprehensive income		8,729

Combined Statement of Changes in Net Parent Investment
For the year ended 31 December 2017

£000s	Note	Net Parent Investment
Total Net parent investment at 1 January 2017		188,547

Profit for the year		16,095
Other comprehensive expense
Items that will not subsequently be reclassified to profit or loss	25	103
Items that may subsequently be reclassified to profit or loss		(7,469)
Net transfers to Parent	23	(16,625)
Total net parent investment at 31 December 2017		180,651

Combined Cash Flow Statement
For the year ended 31 December 2017

£000s	Note	2017
Cash generated from operations	8	36,297
Tax paid		(1,056)
Interest paid		(486)
Interest received		111
Net cash from operating activities		34,866

Cash flows from investing activities
Purchase of property, plant and equipment	10	(4,437)
Purchase of intangible assets	9	(30)
Proceeds on disposal of property, plant and equipment		317
Purchase of IT Hub assets		(3,427)
Net used in investing activities		(7,577)

Cash flows from financing activities
Contributions to Parent	23	(15,521)
Increase in loans from subsidiaries		15
Repayment of borrowings		(129)
Net cash used in financing activities		(15,635)

Net increase in cash and cash equivalents		11,654
Exchange movements		(10)
Cash and cash equivalents at start of year		62,150
Cash and cash equivalents at end of year		73,794

Reconciliation of cash and cash equivalents to Combined Balance Sheet		2017
Cash and cash equivalents per Combined Cash Flow Statement		73,794
Bank overdrafts (disclosed within current borrowings)	16	20,993
Cash and cash equivalents per Combined Balance Sheet		94,787

Notes to the Combined Financial Statements

1. Accounting policies and related information

1.1Background to the transaction

On 1 February 2018, Viavi Solutions Inc (“Viavi”), entered into an agreement (“the Agreement”) with affiliates of Cobham plc (“Cobham” or the “Parent”) to acquire Cobham’s AvComm and Wireless Test and Measurement Business (the “Test & Measurement Business” or “Business”).

1.2Nature of the business

The Test & Measurement Business provides products to allow testing of communication service providers’ networks from the radio access network through to the network core. It also serves military, public safety and aviation markets with its land-mobile radio and avionics test solutions.

These combined financial statements reflect the assets, liabilities, revenues and expenses directly attributed to the Test & Measurement Business.

1.3Basis of Preparation

The Test & Measurement Business does not constitute a separate legal group. These combined financial statements have been prepared on a basis that combines the results, assets and liabilities of the Test & Measurement Business by applying the principles underlying the consolidation procedures of IFRS 10 ‘Consolidated Financial Statements’ (IFRS 10) as at and for the year ended 31 December 2017. On such basis, these combined financial statements set out the Combined Balance Sheet as at 31 December 2017 and the Combined Income Statement, Combined Statement of Comprehensive Income, Combined Cash Flow Statement, Combined Statement of Changes in Net Parent Investment and the related notes for the year then ended.

These combined financial statements have been prepared for the purposes of complying with the Agreement. Only one year of combined financial statements of the Test & Measurement Business is required under the Agreement, and accordingly no comparative periods or opening balance sheet have been presented.

These combined financial statements have been prepared in accordance with this basis of preparation. This basis of preparation describes how these combined financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the IASB (“IFRS”). The principal accounting policies that have been applied in these combined financial statements are set out below. These policies have been consistently applied to all years presented unless otherwise stated.

These combined financial statements presented in thousands of pounds (sterling) and is prepared on an historical cost and going concern basis.

The following summarises the accounting and other principles applied in preparing these combined financial statements:

These combined financial statements were prepared using the Business’s historical records of its assets and liabilities, and includes all sales, costs, assets and liabilities directly attributable to the Test & Measurement Business. Costs directly associated with the Test & Measurement Business, for example, the costs associated with manufacturing, sales and marketing, product development and business administration, are separately identifiable and have been included directly within these combined financial statements.

In addition, there are a number of other indirect costs which have been recharged to the Test & Measurement Business to reflect the fact that it operated as part of Cobham. These costs primarily relate to general corporate expenses related to finance, legal, information technology, human resources, communications, and internal audit; and a charge for the use of the Cobham brand. These expenses have been allocated to the Business on the basis of direct usage when identifiable. Group management fees and the branding charge are allocated on the basis of revenue, while Sector management fees are allocated based on a three factor formula using revenue, employment costs and / or gross assets.

The Test & Measurement Business has not in the past constituted a separate legal group and therefore it is not meaningful to show share capital or an analysis of reserves for the Test & Measurement Business. The net assets of the Test & Measurement Business are represented by the cumulative investment of Cobham in the Test & Measurement Business (shown as ‘‘Net Parent Investment’’).

Contractual intercompany receivables / payables with Cobham have been shown as financial assets / liabilities of the Business. All significant intercompany transactions within the Business have been eliminated.

Tax charges / credits in these combined financial statements have been determined based on the tax charges / credits recorded in the legal entities comprising the Test & Measurement Business, together with an allocation of the tax charges associated with the Business that were recorded by Cobham. The tax charges recorded in the Combined Income Statement may not necessarily be representative of the charges that may arise in the future.

The Test & Measurement Business does not maintain taxes payable to/from Cobham, and it is deemed to settle those annual current tax balances immediately with the taxpaying entities. These settlements are reflected as changes in the Net Parent Investment. Current tax balances owed directly to the relevant authority in a jurisdiction by legal entities within the Business are shown as liabilities of the Test & Measurement Business.

As the financial information has been prepared on a combined basis, it is not possible to measure earnings per share. Accordingly, the requirement of IAS 33 ‘Earnings per Share’ to disclose earnings per share has not been complied with.

These combined financial statements been prepared on a carve-out basis and the results do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Test & Measurement Business been a separate entity or the future results of the Test & Measurement Business as it will exist upon completion of the transaction.

1.4Significant judgement and estimation uncertainty
The preparation of financial statements in conformity with IFRS requires the use of judgements and estimates that affect the application of accounting policies and reported amounts of assets, liabilities, revenue and expenses.

These judgements and estimates are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The current economic conditions have been considered when evaluating accounting judgements and estimates, including the application of the going concern basis of preparation. Although estimates are based on latest available knowledge and circumstances of the amount, event or actions, actual results ultimately may differ from those estimates.

1.4.1Significant judgements in applying accounting policies
The following are the significant judgements, apart from those involving estimations, that have been made in the process of applying the Business’s accounting policies and that have the most significant effect on the amounts recognised in the financial statements.

a.Classification of assets as held for sale
In accordance with the Agreement, Cobham and Viavi have agreed that the assets and liabilities of Cobham’s North American IT Hub, reported within Aeroflex Wichita Inc, will be transferred to another Cobham company within 12 months of the completion of the transaction; consequently the assets and liabilities relating to the North American IT Hub have been shown as held for sale.

b.Capitalisation of development costs
The Business undertakes significant levels of product development work which is wholly expensed to the Combined Income Statement. Judgement is exercised in determining whether the criteria for capitalisation as described in IAS 38, Intangible Assets are met; in particular in applying the appropriate level of caution to the requirement for the product to be technically feasible and capable of generating a financial return. If these tests were met, further costs would be capitalised as an intangible asset until the intangible asset is readily available for use and is then amortised.

1.4.2Assumptions and estimation uncertainties
There are a number of assumptions concerning the future and other major sources of estimation uncertainty at the balance sheet date, which have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

The most material of these relates to inventory provisions, as disclosed in note 12, in particular the recognition and measurement of provisions for obsolete, slow moving and defective items.

1.5Principal accounting policies
The principal accounting policies, which have been consistently applied unless otherwise stated, are as set out below.

1.5.1Foreign currencies
The presentation currency of the Business is sterling. Most legal entities within the Business use their local currency as their functional currency, with the exception of Aeroflex Ireland Ltd and Aeroflex Singapore Ltd, which use US Dollars as their functional currency. Transactions in currencies other than the functional currency are translated at the exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in non-functional currencies are retranslated at theexchange rate ruling at the balance sheet date and any exchange differences arising are taken to the Combined Income Statement.

For combination purposes, the assets and liabilities of foreign operations are translated at the closing exchange rates. Income statements of such undertakings are combined at the average rates of exchange as an approximation for actual rates during the year. Exchange differences arising on these translations are accounted for in the translation reserve in the Combined Statement of Comprehensive Income.

1.5.2Revenue recognition
Revenue is measured at the fair value of the right to consideration, net of returns, other allowances, value added tax and other sales taxes.

Revenue from the sale of goods is recognised when the significant risks and rewards of ownership and effective control of the goods have been passed to the customer, recovery of the consideration is probable, and the amount of revenue and costs can be measured reliably.

Revenue for services is recognised as the services are rendered with reference to the proportion of the service delivered to date.

1.5.3Taxation including deferred taxation (note 6)
The tax expense is the sum of current tax and deferred tax. Tax is charged or credited to the Combined Income Statement except when it relates to items recognised in the Combined Statement of Comprehensive Income or directly in equity, in which case the tax is also dealt with in the Combined Statement of Comprehensive Income or in equity respectively.

Tax charges / credits in these combined financial statements have been determined based on the tax charges / credits recorded in the legal entities comprising the Test & Measurement Business, together with an allocation of the tax charges associated with the Business recorded by Cobham. The tax charges recorded in the Combined Income Statement may not necessarily be representative of the charges that may arise in the future.

Current tax is provided at the amounts expected to be paid, using rates that have been enacted or substantively enacted at the balance sheet date. However, as noted above, the Business does not maintain taxes payable to/from Cobham, and it is deemed to settle the annual current tax balances immediately with the legal taxpaying entities. These settlements are reflected as changes in the Net Parent Investment. Current tax balances owed by legal entities are shown as liabilities of the Test & Measurement Business.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying values in the consolidated financial statements. It is calculated using the tax rates and laws that have been enacted or substantively enacted by the balance sheet date and that are expected to apply to the period when the asset is realised or the liability is settled.

Deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the assets to be recovered.

Deferred tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Business and it is probable that the temporary difference will not reverse in the foreseeable future.

Tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred taxes relate to the same fiscal authority.

1.5.4Intangible assets (note 9)
Goodwill
Goodwill arises on business combinations and represents the excess of the fair value of consideration transferred over the fair value of the Business’s share of the identifiable net assets acquired. The Business is considered to be a single Cash Generating Unit for the purposes of these Combined Financial Statements and accordingly goodwill impairment has been considered at that level.

Other intangible assets
Intangible assets other than goodwill which are acquired by the Business are stated at cost less accumulated amortisation and impairment losses. These include customer relationships, technology and software, trademarks, licences and patents. The Business has not capitalised any internally generated intangible assets.

These intangible assets are amortised over the asset’s estimated useful life on a straight-line basis as follows:

Customer relationships	5 to 15 years
Technology based assets	5 to 15 years
Order book and trade names	6 months to 10 years
Software and other	2 to 10 years

Useful lives are assessed for each asset on an individual basis, taking into account the specific characteristics of the asset.

1.5.5Property, plant and equipment (note 10)
Freehold and leasehold land and buildings, plant and machinery, and fixtures, fittings, tools and equipment are held at historic cost less accumulated depreciation and any recognised impairment losses. Cost comprises the purchase price and any costs directly attributable to the asset.

All property, plant and equipment other than land and assets under construction is depreciated on a straight-line basis to the estimated residual values over the estimated useful lives. These lives are as follows:

Freehold buildings	50 years
Leasehold properties	Period to next break clause
Plant and machinery	3 to 15 years
Fixtures, fittings, tools and equipment	3 to 15 years

Estimated residual values and the estimated useful lives are reviewed annually and adjusted where necessary. Freehold land is not depreciated, and is reviewed for impairment at least annually.

Assets under construction are held at cost and transferred to the appropriate category of property, plant and equipment once construction is complete and they enter into service. They are depreciated from this point in accordance with the policies described above.

Assets held under finance leases are depreciated over the term of the relevant lease.

1.5.6Investment properties (note 11)
Investment properties, which are properties held to earn rentals or for capital appreciation, are stated at cost in the Combined Balance Sheet. They are depreciated on a straight-line basis to their estimated residual value over their estimated useful lives of up to 50 years.

Rental income is recognised as revenue on a straight-line basis.

1.5.7Impairments

The carrying amounts of the Business’s non-financial assets are reviewed at least annually to determine whether there is any indication of impairment.

Where there is an indication of impairment, the asset’s recoverable amount is estimated. The recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

An impairment loss is recognised where the recoverable amount of an asset is lower than its carrying amount. All impairment losses are recognised in the Combined Income Statement.

At the end of each reporting period, the Business evaluates long-lived assets on which an impairment loss has been reported to determine if there are indicators that an asset has recovered its value. An impairment loss, other than arising on goodwill, is reversed only after a change in the estimates used to assess recoverable amount is identified and only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised. Any reversal is recognised in the Combined Income Statement.

1.5.8Leasing (notes 16 and 21)
Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Rentals payable under operating leases are charged to the Combined Income Statement on a straight-line basis over the term of the relevant lease. Benefits receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the lease term.

1.5.9Inventories (note 12)
Inventories are stated at the lower of cost and net realisable value. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the inventories to their present location and condition. Cost is calculated using the first-in, first-out method. Net realisable value represents the estimated selling price less all estimated costs of completion and costs to be incurred in marketing, selling and distribution. Provision is made where necessary for obsolete, slow moving and defective items.

1.5.10    Non-current assets and disposal group held for sale (note 15)
Non-current assets and disposal groups classified as held for sale are stated at the lower of carrying amount and fair value less costs of disposal. No depreciation is charged in respect of non-current assets classified as held for sale.

Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and expected to be completed within a year of the balance sheet date. The asset or disposal group should be available for immediate sale in its present condition and actively marketed at a price that is reasonable in relation to its current fair value.

1.5.11Fair values
The fair value of an asset or liability is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the balance sheet date. Fair value measurements are used on a recurring basis except where used in the measurement of net assets classified as held for sale and in the valuation of assets and liabilities in a business combination.

The fair values of derivative financial instruments have been determined by the use of valuation techniques, primarily discounted cash flows, based on assumptions that are supported by observable market prices or rates.

The fair values of non-financial assets and liabilities, which includes net assets classified as held for sale, are based on observable market prices or rates. These measurements all fall within Level 2 of the IAS 39 fair value hierarchy. For non-financial assets, the fair value takes into account the highest and best use of the asset.

For financial assets and liabilities which are not held at fair value in the Combined Balance Sheet, the carrying values of these items are assumed to approximate to fair value due to their short term nature.

There have been no changes to the valuation techniques used during the year. The Business’s policy is to recognise transfers in and transfers out of fair value hierarchy levels as at the date of the event or change in circumstances that caused the transfer, although there have been no such transfers during the current or comparative periods.

1.5.12Financial instruments (note 13)
Financial assets and financial liabilities are recognised on the Business’s Combined Balance Sheet when the Business becomes a party to the contractual provisions of the instrument and are initially recognised at fair value at trade date. Subsequent measurement is dependent upon the classification of the instrument which is determined at initial recognition with reference to the purpose for which the instruments were acquired and re-evaluated at each reporting date.

All financial assets and liabilities are classified as current or non-current dependent upon the maturity date of the instruments. Financial assets and liabilities are presented on an offset basis when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis.

Financial assets (note 13)
Assets held at fair value through profit or loss are those categorised as held for trading under IAS 39 and are subsequently carried at fair value.

Loans and receivables are non-derivative financial assets with fixed or determinable payments which are not quoted in an active market. These include trade and other receivables and cash and cash equivalents. Subsequent to initial recognition, assets categorised as loans and receivables are carried at amortised cost using the effective interest method.

None of the Business’s material financial assets fall into the held to maturity category of IAS 39, which are non-derivative financial assets with fixed maturity dates that the Business intends to hold to maturity.

Financial liabilities (note 13)
Financial liabilities are categorised as held for trading under IAS 39 and are subsequently held at fair value through profit or loss, or other liabilities, which are held at amortised cost using the effective interest method. Derivative financial instruments are categorised as held for trading.

Trade and other receivables (note 14)
Trade and other receivables are stated at their amortised cost, reduced when there is evidence that the Business may not be able to collect the amount due. All trade receivables which are more than six months overdue are provided for by reference to past default experience. The balance may be written off in full, generally where receivables are in excess of 12 months old. Impairments are charged to administrative expenses in the Combined Income Statement.

Cash and cash equivalents
Cash and cash equivalents comprise cash balances and bank deposits with an original maturity of three months or less. Bank overdrafts that are repayable on demand and form an integral part of the Business’s cash management are included as a component of cash and cash equivalents for the purpose of the Cash Flow Statement.

Bank borrowings (note 16)
Interest bearing bank loans and overdrafts are recorded at the amount of proceeds received, net of direct issue costs. Borrowing costs that are directly attributable to relevant property, plant and equipment are capitalised as part of the cost of that asset.

Trade payables (note 17)
Trade payables do not carry any interest and are stated at their nominal value.

Derivative financial instruments and hedge accounting (note 19)
Foreign exchange contracts entered into to mitigate foreign exchange impacts of trading in non-functional currencies are not accounted for using hedge accounting.

Movements in fair value of the derivative instruments are included in the Combined Income Statement within operating costs. The fair value of such derivatives is classified as a current or non-current asset or liability dependent upon the maturity date of the financial instrument.

1.5.13Provisions (note 18)
A provision is required when the Business has a present legal or constructive obligation as a result of a past event and it is probable that settlement will be required and where the amount can be reliably measured. No provision is recognised where the existence of an obligation is possible but will only be confirmed by uncertain future events.

Provisions for warranty costs are recognised at the date of sale of the relevant products at the best estimate of the expenditure required to settle the Business’s liabilities, based on past experience and industry averages for defective products.

Provisions for claims made against the Business and commitments made under performance guarantees are recognised at the best estimate of the expenditure required to settle the Business’s liabilities.

Provisions are discounted at an appropriate risk free rate when the impact is material.

1.5.14Retirement benefit schemes (note 25)
Current service costs and costs related to the administration of the Business’s defined benefit scheme are charged to operating profit. Gains and losses on settlements and curtailments arising on a business divestment are included in profit on divestment. Past service costs are recognised in the Combined Income Statement. The interest on net assets or liabilities is shown within finance income and costs. Actuarial re- measurements are recognised in the Combined Statement of Comprehensive Income.

The defined benefit scheme is funded, with the assets of the scheme held separately from those of the Business, in separate trustee administered funds. Pension scheme assets are measured at fair value and liabilities are measured on an actuarial basis using the projected unit method and discounted at a rate equivalent to the current rate of return on a high quality corporate bond of equivalent currency and term to the scheme liabilities. The actuarial valuation is obtained at least triennially and is updated at each balance sheet date. The resulting net defined benefit asset or liability is presented separately on the face of the Combined Balance Sheet.

For defined contribution schemes, contributions are charged to the Combined Income Statement as they fall due.

1.5.15Share based payments
For grants made under Cobham’s equity settled share based payment schemes, amounts which reflect the fair value of awards as at the time of grant are charged to the Combined Income Statement over the relevant vesting periods, taking into account the best estimate of the number of awards expected to vest. The Business reviews and updates the vesting estimate, which includes progress against non-market related performance conditions, at each balance sheet date. The excess of the charge over any amounts paid to Cobham for these awards is recognised as a capital contribution in the Net Parent Investment.

The valuation methodology for all schemes is based on the Black-Scholes model, taking into account all non-vesting conditions.

1.6Current and future accounting developments
No new standards are required to be adopted from 1 January 2017.

The following amendments have been adopted with effect from 1 January 2017:

•
Amendments to IAS 7: Disclosure Initiative. These amendments require disclosure of changes in liabilities arising from financing activities. No changes to disclosures were required as a result of this amendment.

•
Amendments to IAS 12, Recognition of Deferred Tax Assets for Unrealised Losses. These amendments clarify how an entity should evaluate whether there will be sufficient taxable profits against which it can utilise a deductible temporary difference. The Business already assesses the sufficiency of future taxable profits in a manner consistent with these amendments and hence the adoption of this amendment has had no impact; and

•
Annual Improvements 2014-2016 cycle have been adopted with effect from 1 January 2017. No changes to previously published accounting policies or other adjustments were required on the adoption of these amendments.

A number of new standards and amendments have been published that are mandatory for future accounting periods:

IFRS 9, Financial Instruments
IFRS 9 is effective from 1 January 2018. It has an impact on three areas:

•
Classification and measurement - the rules based approach of IAS 39 is replaced by a principles based approach with refers to the asset’s cash flow characteristics and the business model in which it is held.

•	Impairment of financial assets - this moves to a more forward looking expected loss model.

•	Hedge accounting - the changes align the accounting treatment with the Business’s risk management activities.

As a result of the adoption of this standard, there will not be any changes to the measurement basis for any of the Business’s financial assets although the classification and corresponding disclosures of financial assets would ordinarily be impacted. The changes to impairment and hedge accounting will not have a material impact on the results of the Business.

IFRS 15, Revenue from Contracts with Customers and clarifications
The Business would ordinarily adopt IFRS 15, Revenue from Contracts with Customers, from 1 January 2018. IFRS 15 introduces a five-step model to be applied to all contracts with customers. In addition a number of new disclosures will be required. Upon adoption of IFRS 15 in 2018, comparatives will be restated using the fully retrospective approach.

Contracts related to the sale of short-cycle catalogue items, which represent most of the revenue of the Business, will not be significantly impacted by IFRS 15 and revenue will typically be recognised at a point in time based on when control of the product passes to the customer.

The Business also offers certain services to customers in the form of long- term maintenance and warranties. Revenue for these contracts is currently recognized over the term of the contract. This is consistent with IFRS 15 and there would not ordinarily be a significant impact on the adoption of the new standard.

IFRS 16, Leases
The Business would ordinarily adopt IFRS 16, effective from 1 January 2019, which requires all leases to be recognised on the Combined Balance Sheet. Broadly the Business would ordinarily recognise leases currently treated as operating leases, disclosed in note 21, as a lease liability and a right-to-use asset, after adjusting for extension periods that are reasonably certain to be taken and discounting using the rate implicit in the lease or the incremental cost of borrowing.

The total operating lease cost, currently expensed to the Combined Income Statement as incurred would ordinarily be split into a financing element and an operating element. The financing element will create a front loaded expense in finance costs. Additional disclosures will be required to support the new accounting requirements.

The impact of adopting this standard is currently being assessed, along with the most appropriate transitional method for the Business.

Other changes
There are also a number of amendments to existing standards including Annual Improvements and interpretations which, once endorsed by the EU, will be effective from 1 January 2018 or later years.

None of these are expected to have an impact on the Business’s financial reporting.

1.7Authorisation for issue
These combined financial statements were authorised for issue on 10 May 2018 by the Directors of Cobham.

2. Revenue

Revenue comprises income from the sale of goods and services during the year and can be analysed as follows:

£000s	2017
Revenue from sale of goods	145,753
Revenue from services	27,315
173,068

3. Cost of sales and Operating costs

Cost of sales and Operating costs include the following:

£000s	2017
Materials costs within cost of sales	53,529
Restructuring costs	2,398
Company funded research and development	13,896
Depreciation	6,749
Amortisation	32,625
Lease expense	1,918
Employment costs	55,863
Legal expenses	2,564
Other	36,616
Total cost of sales and operating costs	206,158

4. Finance income and costs

£000s	2017
Bank interest	73
Interest on related party loans	6
Total finance income	79

Interest on bank overdrafts	(464)
Interest on obligations under finance leases	(2)
Total finance costs	(466)

Net finance costs	(387)

5. Other income

£000s	2017
IT Hub income	17,295
Salary recharges	2,819
Other IT recharges	1,737
Other	501
22,352

Other Income includes IT recharges to and from Cobham’s North American IT Hub (the "IT Hub"), based within the Aeroflex Wichita Inc legal entity, salary recharges to the Coverage and Satcom business units, and recharge of software license costs to other Cobham group companies. These amounts have been presented as Other income in these combined financial statements. Refer to note 23 for additional discussion of the IT Hub.

6. Taxation

Tax included in the Combined Income Statement

£000s	2017
Credit for the year	(830)
Adjustments to tax charge in respect of prior years	173
Current tax credit	(657)

Charge for the year	5,237
Deferred tax	5,237

Total tax charge for the year	4,580

Income tax is calculated on the estimated assessable profit for the year at the rates prevailing in the relevant tax jurisdiction.
The total tax charge for the year can be reconciled to the accounting result as follows:

£000s	Total
Profit before tax	20,675

Tax thereon at the UK income tax rate of 19.25%	3,980
Impact of change in US tax rate on deferred tax balances	1,604
Adjustments to tax charge in respect of prior years	173
Impact of other items	(1,177)
Total tax charge for the year	4,580
Effective tax rate	22.2%

Deferred tax assets and liabilities:

The following table sets out the deferred tax assets and liabilities included in the combined balance sheet.

£000s	2017
Deferred tax assets	(4,473)
Deferred tax liabilities	6,973
Net deferred tax liabilities	2,500

Deferred tax assets and liabilities are presented as non current in the combined balance sheet.

The following presents the major deferred tax assets and liabilities recognised by the Business and the movements thereon:

£000s	Intangible assets	Property, plant and equipment	Tax losses	Other	Total
At 1 January 2017	3,771	227	(162)	(6,444)	(2,608)
(Credit)/charge to income statement	2,173	(520)	34	3,550	5,237
Reclassified as held for sale	—	(174)	—	—	(174)
Foreign exchange adjustments	—	—	52	(7)	45
At 31 December 2017	5,944	(467)	(76)	(2,901)	2,500

Other deferred tax assets and liabilities shown above include balances arising from temporary differences in relation to provisions, accruals, deferred compensation, share based payments and derivative financial instruments.

7. Dividends

The Business paid an intercompany dividend of £15,521k to Cobham during the year ended 31 December 2017.This has been presented as a transfer to Parent within Net Parent Investment.

8. Cash generated from operations

£000s	2017
Operating profit	21,062
Depreciation and amortisation	39,374
Reversal of impairment provision	(31,800)
Profit on sale of property, plant and equipment	(138)
Decrease in inventories	6,652
Decrease in trade and other receivables	5,211
Decrease in trade and other payables	(4,082)
Pension costs	25
Decrease in provisions	(7)
Cash generated from operations	36,297

9. Intangible assets

£000s	Goodwill	Customer relationships	Technology based assets	Software and other	Total
Cost:
At 1 January 2017	154,178	96,070	97,182	1,280	348,710
IT Hub transfer-in	—	—	—	807	807
Additions	—	1	—	30	31
IT Hub reclassified as held for sale	—	—	—	(577)	(577)
Derecognitions and disposals	—	—	—	(63)	(63)
Foreign exchange adjustments	(3,137)	(2,717)	(2,137)	(93)	(8,084)
Reclassifications	—	—	—	(124)	(124)
At 31 December 2017	151,041	93,354	95,045	1,260	340,700

Accumulated amortisation and impairment:
At 1 January 2017	117,933	63,554	71,711	1,033	254,231
IT Hub transfer-in	—	—	—	131	131
Amortisation charge for the year	—	18,642	13,787	196	32,625
Reversal of impairment provision	—	(19,700)	(12,100)	—	(31,800)
IT Hub reclassified as held for sale	—	—	—	(136)	(136)
Derecognitions and disposals	—	—	—	(13)	(13)
Foreign exchange adjustments	—	(1,238)	(977)	(76)	(2,291)
Reclassifications	—	—	—	(124)	(124)
At 31 December 2017	117,933	61,258	72,421	1,011	252,623

Carrying amount
At 31 December 2017	33,108	32,096	22,624	249	88,077

Customer relationships represent customer lists, customer contracts and the associated benefits of customer relationships recognised on acquisition. Technology based assets represent trade secrets and processes, patented and unpatented technology, and know-how recognised on acquisition. Software and other intangible assets include both internally generated and purchased software together with purchased patents, licences, trademarks and also includes capitalised development costs. Intangible assets recognised on business combinations are derecognised when they are fully amortised.

The remaining estimated useful lives for the customer relationships and technology based assets are two years and three years, respectively.

The assets and liabilities relating to Cobham’s North American IT Hub were acquired by the Business on 1 January 2017 at net book value. The IT Hub did not form part of the deal perimeter and was retained by Cobham after the Transaction. Accordingly, the IT Hub assets and liabilities have been classified as held for sale as at 31 December 2017. Refer to note 15 and note 23 for additional information.

Goodwill
Goodwill represents the premium paid in anticipation of future economic benefits from assets that are not capable of being separately identified and separately recognised, such as the value of the workforce, and is the only indefinite-lived intangible asset held by the Business. Goodwill must be allocated to CGUs for the purposes of reporting and accounting. Cobham has previously defined CGUs in line with business units. However, during the year and following the completion of its strategic review, Cobham determined that CGUs are more appropriately defined at the Sector level; consequently for the purposes of the Combined Financial Statements, the Business is considered to comprise a single CGU (previously two).

Annual impairment review
A review of the carrying value of goodwill is completed at least once a year to ensure that it is not impaired. This requires estimation of the recoverable amounts of the CGUs to which the goodwill is allocated and is determined based on fair value less cost of disposal (“FVLCD”) calculations. The determination of whether or not goodwill has been impaired requires an estimate to be made of the FVLCD of the CGU. As at 31 December 2017, FVLCD has been estimated to be $455m, which comprises the purchase price for the Business included within the Agreement with Viavi of $455m, adjusted (increased) by $14m for cash on hand at the closing of the transaction and estimated costs of disposal of $14m, which is in excess of the carrying amount of the CGU. As such no impairment has been recognised.

Impairment tests on other intangible assets are undertaken if events occur which may indicate that these assets may be impaired. The carrying value of intangible assets is considered annually as part of the goodwill impairment exercise with reference to FVLCD. As the FVLCD was higher than the Value In Use assessed in 2016, the previous impairment of intangible assets in the Business was reversed in 2017.

10. Property, plant and equipment

£000s	Land and buildings Freehold	Plant and machinery	Fixtures, fittings, tools, equipment	Payments on account and assets under construction	Total
Cost:
At 1 January 2017	7,239	31,692	2,418	466	41,815
Additions	2	3,511	739	185	4,437
IT Hub transfer-in	—	—	2,643	—	2,643
Disposals	—	(763)	(170)	—	(933)
IT Hub reclassified as held for sale	—	—	(2,359)	—	(2,359)
Foreign exchange adjustments	(286)	(936)	(693)	(234)	(2,149)
Reclassifications	—	74	183	(257)	—
At 31 December 2017	6,955	33,578	2,761	160	43,454

Accumulated depreciation:
At 1 January 2017	837	18,025	1,450	—	20,312
Depreciation charge for the year	113	5,692	944	—	6,749
IT Hub transfer-in	—	—	457	—	457
Eliminated on disposals	—	(581)	(171)	—	(752)
IT Hub reclassified as held for sale	—	—	(529)	—	(529)
Foreign exchange adjustments	(69)	(605)	(453)	—	(1,127)
Reclassifications	—	—	—	—	—
At 31 December 2017	881	22,531	1,698	—	25,110

Carrying amount
At 31 December 2017	6,074	11,047	1,063	160	18,344

The assets and liabilities relating to Cobham’s North American IT Hub were acquired by the Business with effect from 1 January 2017 at net book value. The IT Hub did not form part of the deal perimeter and was retained by Cobham after the Transaction. Accordingly, the IT Hub assets and liabilities have been classified as held for sale as at 31 December 2017. Refer to note 15 and note 23 for additional information.

11. Investment Properties

£000s	2017
Carrying amount at 1 January	668
Depreciation	(29)
Carrying amount at 31 December	639

The fair value of the Business's investment properties has been assessed to be £600k. These values are based on estimates using observable market data, taking into account current lease terms.

Property rental income earned by the Business from its investment properties amounted to £68k, which is net of all direct costs associated with the leasing of the properties except depreciation. The buildings are leased to commercial users on operating leases with terms of 10 and 25 years which commenced in 2013 and 1998 respectively.

12. Inventories

£000s	2017
Raw materials and consumables	36,435
Work in progress	6,242
Finished goods and goods for resale	8,061
Allowance for obsolescence	(30,730)
20,008

Inventory will be realised within the normal operating cycle of the businesses.

Obsolescence provision

The nature of much of the Business's operations means that inventory held can become technically obsolete. It is also necessary to hold additional spare parts in order to support key customers and programmes. Assessing the level of provision required for obsolete, slow moving and defective items of inventory is an area of estimation uncertainty which may have a significant effect on the carrying amount of inventory within the next financial year.

During the year £4.6m was provided, £4.1m was utilised and £0.8m of foreign exchange adjustments were offset against the allowance for obsolescence provision.

This allowance is reviewed on a regular basis and further amounts are provided or released as considered necessary. The amounts are generally determined based on factors which include ageing and known demand reflecting assumptions concerning future orders and revenue streams. Subsequent events may give rise to these estimates being revised and, consequently, to the reversal of amounts previously provided.

13. Financial instruments

The financial assets and liabilities of the Business are categorised as follows:

£000s	Note	Loans and receivables	Fair value through profit or loss	Amortised cost	Total carrying amount	Fair value
Financial assets
Trade receivables	14	34,062	—	—	34,062	34,062
Other receivables	14	24,652	—	—	24,652	24,652
Cash and cash equivalents		94,787	—	—	94,787	94,787
Derivative contracts (not hedge accounted)	19	—	7	—	7	7

Financial liabilities
Borrowings	16	—	—	(21,283)	(21,283)	(21,283)
Trade payables	17	—	—	(10,799)	(10,799)	(10,799)
Accruals	17	—	—	(11,025)	(11,025)	(11,025)
Other financial liabilities	17	—	—	(43,497)	(43,497)	(43,497)
Derivative contracts (not hedge accounted)	19	—	(15)	—	(15)	(15)

Net financial liabilities at 31 December 2017					66,889	66,889

The fair value of derivative financial instruments have been determined by reference to observable market prices and rates. Gains and losses on derivative financial assets and liabilities held at fair value through profit or loss are shown in note 19. The total interest income and expense for financial assets and liabilities not held at fair value through profit or loss is shown in note 4.

14. Trade and other receivables

Current

£000s	2017
Trade receivables (net of provision for impairment)	34,062
Loans and other receivables	5,258
Related party receivables	19,086
Prepayments	1,562
59,968

Non-current

£000s	2017
Loans and other receivables	308
308

Related party receivables includes £3m of pooled cash due from Cobham.

Impairment of trade receivables

£000s	2017
Trade receivables	34,481
Provision for impairment of trade receivables	(419)
Net trade receivables	34,062

Movements in the provision for impairment of trade receivables during the year are as follows:

£000s	2017
At 1 January	486
Additional provisions	158
Utilisation of provisions	(213)
Unused amounts reversed	—
Foreign exchange adjustments	(12)
At 31 December	419

The credit quality of trade receivables can be analysed as follows:

£000s	2017
Amounts not yet due and not impaired	27,083
Amounts past due but not impaired	6,928
Amounts for which full or partial impairment provision has been made	470
34,481

Trade receivables which are past due but not considered to be impaired are aged as follows:

£000s	2017
Less than 1 month overdue	4,045
1 month overdue	2,174
2 months overdue	436
3 or more months overdue	273
6,928

In determining the recoverability of a trade receivables, the Business considers historical collection trends and the collection risk of specific customer accounts due to a change in their financial condition identified subsequent to the revenue transaction. Due to this, it is assumed that there is no further credit risk provision required in excess of the normal provision for doubtful receivables. As at 31 December 2017, the carrying amount approximates the fair value of the instrument due to the short-term nature of the instrument. Provisions were established in an amount equal to the trade receivables that were partially or fully impaired.

15. Assets and liabilities held for sale

Assets held for sale comprise assets and liabilities relating to Cobham’s North American IT Hub (the "IT Hub"), reported within and legally owned by Aeroflex Wichita Inc, which is part of the Business. The IT Hub was retained by Cobham post transaction. The IT Hub provides IT networking services to other Cobham entities. Accordingly, the following assets and liabilities have been classified as held for sale in the Balance Sheet as at 31 December 2017 and have been measured at cost.

The IT Hub does not meet the criteria for presentation as a discontinued operation.

£000s	2017
Property, plant and equipment	1,830
Intangible assets	441
Trade and other receivables	568
Total assets classified as held for sale	2,839

Trade payables and other liabilities	(821)
Deferred tax	(174)
Total liabilities associated with assets classified as held for sale	(995)

Total assets and liabilities held for sale	1,844

16. Borrowings

£000s	2017
Current borrowings
Bank overdrafts	20,993
Finance leases	116
21,109
Non-current borrowings
Finance leases	174
174

Total borrowings	21,283

Bank overdrafts represent foreign currency overdrafts of US dollars and Euros between Aeroflex Ltd. and Barclays Bank plc, and are used to manage the exposure of the Business to monetary assets denominated in foreign currencies.

17. Trade and other payables

Current liabilities

£000s	2017
Payments received on account	2,064
Trade payables	10,799
Other taxes and social security	1,326
Deferred income	9,697
Accruals	11,025
Related party payables	41,781
Other liabilities	390
77,082

Non-current liabilities

£000s	2017
Deferred income	2,331
2,331

The carrying amount approximates the fair value at each period end.

18. Provisions

£000s	2017
Current liabilities	810
Non-current liabilities	209
1,019

Movements in provisions during the year are as follows:

£000s	Warranty claims	Other	Total
At 1 January 2017	774	315	1,089
Additional provisions in the year	391	282	673
Utilisation of provisions	(309)	(24)	(333)
Provisions released	(102)	(259)	(361)
Foreign exchange adjustments	(25)	(24)	(49)
At 31 December 2017	729	290	1,019

Provisions for warranty claims are recognised at the date of sale, at the best estimate and are based on past experience for defective products. Warranty claims are expected to be utilised within three years. Other provisions include amounts provided in respect of legal claims and commitments made under performance guarantees and are recognised at the best estimate.

19. Derivative financial instruments

The fair values of derivative financial instruments are as follows:

£000s	Foreign exchange derivatives
Current assets	7
Current liabilities	(15)
Fair value at 31 December 2017	(8)

The movements in the fair values of derivative financial instruments during the year are as follows:

£000s	Foreign exchange derivatives
At 1 January 2017	(5,501)
Gain through income statement - not hedged	5,493
At 31 December 2017	(8)

Derivative financial instruments comprising foreign currency forward contracts are not accounted for using hedge accounting and held at fair value through profit and loss. Full details of the financial instrument accounting policies and risk management strategies, objectives and policies of the Business are set out in the accounting policies in note 1 and in note 20, financial risk management.

20. Financial risk management

The Business's multinational operations expose it to a variety of financial risks which include the effects of changes in foreign currency exchange rates, interest rates and liquidity risk. Interest rate risk and liquidity risk are managed by the Parent. The Business has in place a risk management policy that seeks to limit the adverse effects on financial performance by using derivative instruments, primarily forward contracts. The financial risk management policies have not changed during the year and are summarised below.

Foreign currency risk
The Business is primarily based in the UK, with overseas operations in the United States, Europe and Asia, and reports in sterling. As a result, the Business's Combined Balance Sheet can be affected by movements in these countries' exchange rates. The Business's policy is to reduce, or eliminate where practical, both structural and transactional foreign exchange risk and, consequently, the net foreign exchange gains and losses included in the Combined Income Statement amounted to a loss of £10k. As part of its risk management policy, the Business uses derivative instruments, primarily forward contracts to hedge foreign currency in order to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings or protecting the fair value of assets and liabilities. All currency exposures are reviewed regularly and all significant foreign exchange transactions are approved.

The Business has the following exposure to foreign currency denominated monetary assets and monetary liabilities in the Combined Balance Sheet, translated into sterling at the relevant year-end exchange rates:

	2017	2017
£000s	Monetary assets	Monetary liabilities
US dollars	33,512	(24,806)
Euros	17,163	(16,910)
Other currencies	1,758	(2,058)
	52,433	(43,774)
Sterling denominated monetary assets and liabilities	119,807	(50,910)
	172,240	(94,684)

On consolidation, the net assets of overseas subsidiaries (which include the monetary assets and liabilities shown in the table above) are translated at closing exchange rates and exchange differences arising are accounted for in the Statement of Comprehensive Income and through the translation reserve.

The Business has the following forward foreign currency contracts outstanding for sales of US dollars and Euros for sterling:

	€000s amount	Average € : £ exchange rate
	2017	2017
Expiring within one year	2,500	0.88
Euro/sterling contracts outstanding at 31 December	2,500	0.88

	US$000s amount	Average US$: £ exchange rate
	2017	2017
Expiring within one year	5,600	1.35
Expiring within one to two years	—	—
Expiring after two years	—	—
US$/sterling contracts outstanding at 31 December	5,600	1.35

As at 31 December 2017, the latest expiry date of forward foreign currency contracts for sales of US dollars and Euros was 20 March 2018; the net dollar receipts by subsidiaries exceeded the level of those commitments.

Sensitivity analysis
Financial instruments denominated in a currency other than the functional currency in which they are measured create exposure to foreign currency exchange rate risk. These financial instruments include the monetary assets and liabilities and the forward foreign currency contracts shown in the tables above. The sensitivity arising on these financial instruments from a weakening in sterling against the respective foreign currency at the balance sheet date is set out below, with a negative number indicating a reduction in profit after taxation or total equity.

	2017	2017	2017
£000s	Sensitivity	Profit or loss	Total equity
US dollars to sterling	12.0%	(456)	(456)
Euros to sterling	12.0%	(244)	(244)

The sensitivities used represent an assessment of the possible changes in foreign exchange rates, based on experience over the previous five years. However these potential changes are hypothetical and actual rates in future may differ significantly as a result of developments in global financial markets. This sensitivity analysis has been based on the assumption that all other variables, including interest rates, remain constant.

Capital risk management
Capital management with respect to the Business is performed by the Parent. The Business uses cash generated by operations as its primary source of liquidity however the Business will supplement this short-term liquidity, if necessary, by borrowing through the Parent under credit facilities made available by various financial institutions.

Interest rate risk
Interest rate risk is managed by the Parent. The Business's borrowings consist of £21m bank overdrafts and a £290k finance lease at 31 December 2017. See note 16 for additional information.

Inflation risk
Inflation risk is considered to be a general business risk which is mitigated through normal commercial activity.

Liquidity risk
The Business's policy on managing liquidity risk throughout the year has been to rely upon its ultimate parent undertaking to provide liquidity. The Business is cashflow positive during the year and did not need to call upon parent company support.

The table below summarises the remaining contractual maturity for the Business's borrowings and other financial liabilities. The amounts shown are the contractual undiscounted cash flows which include interest, analysed by contractual maturity. The difference between the contractual cash flows and the carrying amount of these liabilities reflects the effects of interest not included in the carrying amount and discounting applied in assessing fair value.

£000s	Within one year	1-2 years	2-5 years	Total
Non-derivative financial liabilities

Borrowings	21,122	129	52	21,303

Trade and other payables
Trade payables	10,799	—	—	10,799
Accruals	11,025	—	—	11,025
Other liabilities	390	—	—	390
Trade and other payables	22,214	—	—	22,214
Related party payables	41,781	—	—	41,781
Less discounting of finance leases	—	—	—	(20)
At 31 December 2017	85,117	129	52	85,278

Derivative liabilities
Foreign exchange derivatives
Gross cash outflows	(2,219)	—	—	(2,219)
Gross cash inflows	2,208	—	—	2,208
At 31 December 2017	(11)	—	—	(11)

Credit risk
Credit risk exposure is limited as there are no significant concentrations of credit risk within the Business's financial assets which consist of bank balances, cash and trade and other receivables.

21. Operating lease arrangements

At the balance sheet date, the Business had outstanding commitments for minimum lease payments due under non-cancellable operating leases as follows:

£000s	2017
Within one year	1,183
Between one and two years	1,130
Between two and three years	216
Between three and four years	112
Between four and five years	87
After five years	87
2,815

There were no onerous operating leases at the balance sheet date.
Operating lease payments during the year totalled £1.9m, which primarily relates to the rental of office and operating facilities.

22. Contingent liabilities and assets

At 31 December 2017, the Business had contingent liabilities arising in the ordinary course of its activities. In particular the Business is, from time to time, party to various legal proceedings and claims where it is currently not possible to predict what the outcomes will be.

The Business is subject to corporate and other tax rules in the jurisdictions where it conducts its business operations. Changes in tax rates, tax reliefs and tax laws, changes in practice or interpretation of the law by the relevant tax authorities, increasing challenges by relevant tax authorities on transfer pricing and other matters, or any failure to manage tax risks adequately could result in increased charges. Furthermore, on 22 December 2017 extensive changes to the US tax system were made and a potential risks to the Business will continue to be assessed as further clarity is provided by the US tax authorities.

In 2009, the Business filed a case against Tel-Instrument Electronics Corp ("TIK") for alleged trade secret misappropriation. In September 2017, the Kansas State District Court found against TIK in certain respects and awarded damages totalling $2.8m in favour of the Business. In October 2017, the court additionally awarded the Business $2.1m for punitive damages. TIK has announced that it intends to contest both the original damages award and the punitive damages award. Because of the uncertainty regarding the collectibility of the damages, they have not been recognised in these financial statements.
23. Related party transactions
The Business receives various administrative services from Cobham shared service providers. These services include finance, legal, information technology (IT), human resources, communications, internal audit and a charge for the use of the Cobham brand. The costs for these services are recharged to the Business. The Business also incurs employee and other costs for services provided to other Cobham entities, which are recharged from the Business to these entities. The costs and income for these services have been included within the combined carve out financial statements to reflect that the Business has operated as part of Cobham. The costs have been allocated to the Business on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, employment costs and gross assets.

The following table sets out the expense for corporate recharges included in the Combined Income Statement

£000s	2017
Management fees	5,202
Share based compensation	322
Other employee costs	444
Brand charge	1,655
Professional service fees	1,231
Other	663
Total corporate recharges	9,517

The following table sets out the income for recharges from the Business to other Cobham entities included in the Combined Income Statement.

£000s	2017
Employee costs	2,819
IT costs	1,737
Total recharges from the Business	4,556

Receivables and payables between the Business and Cobham have been presented as Related party receivables and Related party payables in note 14 and 17, respectively. Sales from the Business to other Cobham entities were £22k during the year ended 31 December 2017.

Compensation of key management personnel
The remuneration of key management personnel during the year was as follows:

£000s	2017
Salaries	715
Other short-term benefits	324
Share-based payments	138
Total compensation	1,177

IT Hub
The assets and liabilities relating to Cobham’s North American IT Hub (the "IT Hub") were acquired by Aeroflex Wichita Inc, part of the Business, with effect from 1 January 2017. The assets have been presented as a transfer-in within note 9 and note 10.

The IT Hub provides IT networking services to other Cobham entities. For these services, the IT Hub recognizes income and costs comprising recharges to and from these entities. These amounts have been included within these financial statements. The amounts recognized are presented in the table below.

The IT Hub did not form part of the deal perimeter and was retained by Cobham after the Transaction. Accordingly, the IT Hub assets and liabilities have been classified as held for sale as at 31 December 2017. Refer to note 15 for additional information.

£000s	2017
IT hub income	17,295
IT hub costs	17,881

Net transfers to Parent are included within Parent company investment. The components of net transfers to Parent in the Combined Statement of Changes in Net Parent Investment were as follows:

£000s	2017
Dividend to parent	(15,521)
Total contributions to parent per the combined statement of cash flows	(15,521)
Taxes	(1,104)
Total net transfers to parent per the combined statement of changes in net parent investment	(16,625)

24. Deal Perimeter
The Business operates through a number of subsidiary undertakings and a full listing of these at 31 December 2017 is provided below. The Business includes of 100% the share capital of all subsidiaries.

Name of undertaking	Address of registered office or equivalent
Aeroflex Asia Ltd.	Unit 7-8, 13/F, Progress Commercial Building, 9 Irving Street, Causeway Bay, Hong Kong
Aeroflex France SAS	Villa G, 8-10 rue du Bois Sauvage, 91000, Evry, France
Aeroflex GmbH	Gutenbergstr. 2–4 85737 Ismaning, Germany
Aeroflex Innovations (Shanghai) Co. Ltd.	1008-1009, No76, Pujian Road, 10F, You You International Plaza, Shanghai 200127, PRC
Aeroflex Ireland Limited	Adelphi Plaza (Ground Floor) George's Street Upper, Dún Laoghaire, Co. Dublin, Ireland
Aeroflex Japan KK	16F Fukoku Seimei Bldg., 2-2-2 Uchisaiwai-cho, Chiyoda-ku, Tokyo 100-0011, Japan
Aeroflex Limited	Stevenage, England
Aeroflex (Singapore) Pte. Ltd.	21 Media Circle, Infinite Studios, #06-04 & #05-01, Singapore 138562, Singapore
Aeroflex Systems Private Limited	602, 6th Floor, Raheja Paramount, Residency Road, Bangalore - 560025, Karnataka, India
Aeroflex Technology Service (Beijing) Co. Ltd.	CircleNo. 38 Taikang Building Block 1, Unit 1501-03, & 1507, Chaoyang District, Beijing, PRC
Aeroflex Wichita, Inc.	Wilmington, USA

Dormant entities
Aeroflex Asia Pacific Limited	Stevenage, England
Aeroflex Milan SRL	Via Comaggia 10, c/o Studio Legale Tributario, Milan 20123, Italy
Aeroflex Technologies, SA	Europa Empresarial, Calle Rozabella 6, Edificio Paris, 28230 Laz Rosas, Madrid, Spain

All of the above legal entities will transfer to Viavi as part of the Transaction. Prior to the Transaction, the Business transfered the IT Hub to Cobham for consideration equal to book value (see note 15).

25. Retirement benefit schemes
The Business operates a defined benefit scheme where benefits are based on employees' length of service and average final salary. The assets of this scheme are held separately from those of the Business in funds under the control of trustees. However, the Business is responsible for funding any shortfall in the obligation of the scheme to their members. The defined benefit scheme has been closed to new members since 2003.

Retirement benefit obligations per the Combined Balance Sheet consist of:

£000s	2017
Present value of defined benefit obligation	(1,431)
Fair value of plan assets	132
Defined benefit liability	(1,299)

Pension expense included in employment costs in note 3 are as follows:

£000s	2017
Defined benefit scheme	25

The fair value of major categories of scheme assets is as follows:

£000s	2017
Debt instruments	125
Other	7
Total plan assets	132

Movements in scheme assets and scheme liabilities
A summary of the movements in the net liability, defined benefit obligation, plan assets and the amounts recognized in the Combined Income Statement and Combined Statement of Comprehensive Income are as follows:

Change in net defined benefit liability
£000s	2017
Defined benefit liability at beginning of period	(1,430)
Capital payment	(16)
Net periodic pension cost	(25)
Other gains recognised in SOCI	103
Benefit payments	69
Net defined benefit liability at period end	(1,299)

Change in present value of defined benefit obligation
£000s	2017
Defined benefit obligation at beginning of period	(1,575)
Current service cost	—
Settlement rate of cost	—
Interest cost	(28)
Benefit payments	69
Settlement rate of benefit payments	—
Actuarial gain	103
Present value of defined benefit obligation at end of period	(1,431)

Change in plan assets
£000s	2017
Fair value of plan assets at beginning of period	145
Contributions	—
Settlement capital	(16)
Expected return	3
Actuarial gain to scheme assets	—
Fair value of plan assets at end of period	132

The defined benefit scheme exposes the Business to a number of risks, as described below:

–	Volatility of investment returns. If the investment return is lower than the discount rate set with reference to corporate bond yields then the scheme deficit will increase;

–	Inflation risk. Pensionable salaries, deferred pensions and pensions in payment are subject to inflationary increases. A higher inflation rate will lead to a higher defined benefit obligation;

–
Changes in bond yields. Volatility in the financial markets can have a significant impact on corporate bond yields which are used to generate a discount rate assumption. Lower corporate bond yields will lead to a higher defined benefit obligation;

–	Life Expectancy: The majority of the plans obligations are to provide benefits for the life of the member, so increases in life expectancy will result in an increase in the plans liability.
Main Assumptions
A number of assumptions are made in assessing the costs and present value of the pension assets and obligation, which include the discount rate, inflation and life expectancy. These are considered to be a major source of estimation uncertainty as comparatively small changes in the assumptions used may have a significant effect on the Business's financial statements within the next financial year. The Business uses published indices and independent actuarial advice to select the values of critical assumptions.

The principal financial assumptions used for the purpose of the actuarial valuations were as follows:

2017
Scheme
Inflation rate	1.5%
Discount rate	2.0%

The sensitivity of the defined benefit obligation to changes in the principal assumptions is as follows:

	Change in assumption	Change in defined benefit obligation
Inflation rate	0.5%	6.0%
Discount rate	(2.0)%	26.0%
Life expectancy	1 Year	3.0%

Assumptions regarding future mortality are set based on actuarial advice in accordance with published statistics and experience in the territory. These assumptions translate into an average life expectancy in years for a pensioner retiring at age 63.
The above sensitivity analyses are based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. There have been no changes to from the previous period in the methods and assumptions used in preparing the sensitivity analyses.
26. Post Balance Sheet Events
On 15 March 2018, Cobham completed the sale of the Business to Viavi Solutions Inc., for an all cash consideration of $455m, which excludes cash on hand at the close of the transaction of $14m. The transaction has received all necessary regulatory approvals in the US and EU. In connection with this transaction, the Business transferred the IT Hub assets and liabilities from Aeroflex Witchita Inc. to Cobham post year end with effect from 1 January 2018 at net book value. These assets and liabilities were previously classified as held for sale by the Business as of 31 December 2017, as disclosed in note 15.